                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            SERENGETI EYEWEAR, INC.
                                       AT
                              $3.95 NET PER SHARE
                                       BY
                           SUNSHINE ACQUISITION, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                     WORLDWIDE SPORTS AND RECREATION, INC.
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON WEDNESDAY, AUGUST 16, 2000, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 14, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG SERENGETI EYEWEAR, INC. (THE "COMPANY"), WORLDWIDE SPORTS AND RECREATION, INC. (THE "PARENT") AND SUNSHINE ACQUISITION, INC. (THE "PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY HAS (1) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER,
(2) DETERMINED THAT THE OFFER AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF SERENGETI AND THE HOLDERS OF SHARES (AS DEFINED BELOW) AND ARE FAIR TO THE HOLDERS OF SHARES, AND
(3) RECOMMENDED THAT HOLDERS OF SHARES ACCEPT THE OFFER AND, IF REQUIRED BY APPLICABLE LAW, APPROVE THE MERGER. IN CONNECTION WITH THE MERGER AGREEMENT, PURCHASER ENTERED INTO TENDER AND VOTING AGREEMENTS (THE "TENDER AGREEMENTS") WITH CERTAIN STOCKHOLDERS OF THE COMPANY WHO COLLECTIVELY OWN APPROXIMATELY 51% OF THE OUTSTANDING SHARES, PURSUANT TO WHICH SUCH STOCKHOLDERS AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES IN THE OFFER AT THE OFFER PRICE (AS DEFINED BELOW) AND TO VOTE SUCH SHARES IN THE MANNER SPECIFIED IN THE TENDER AGREEMENTS.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE ("THE SHARES"), OF THE COMPANY THAT WOULD CONSTITUTE ON THE DATE OF PURCHASE AT LEAST 90% OF ALL SHARES THAT ARE OUTSTANDING ON THE CONSUMMATION OF THE OFFER, (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED AND (3) PURCHASER HAVING OBTAINED, PRIOR TO THE CONSUMMATION OF THE OFFER, FINANCING UNDER AND IN ACCORDANCE WITH THE COMMITMENT LETTERS OBTAINED BY PARENT, TO ENABLE CONSUMMATION OF THE OFFER AND THE MERGER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTIONS 15 AND 16 OF THE OFFER TO PURCHASE.

                                   IMPORTANT

    If you wish to tender all or any portion of your Shares, you must take the steps set forth in either (i) or (ii) below prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase):

  (i) (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of this Offer to Purchase, an Agent's Message, and any other required documents to the Depositary, and

     (b) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or manually signed facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 of this Offer to Purchase; or

  (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you.

    If you have Shares registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such broker, dealer, bank, trust company or other nominee if you desire to tender your Shares.

    If you wish to tender Shares and your certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Morrow & Co., Inc. (the "Information Agent") at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET................................................    1

INTRODUCTION......................................................    5

THE TENDER OFFER..................................................    7

1.    TERMS OF THE OFFER..........................................    7

2.    PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES......    8

3.    WITHDRAWAL RIGHTS...........................................   10

4.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...............   11

5.    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   12

6.    PRICE RANGE OF SHARES; DIVIDENDS............................   13

7.    CERTAIN INFORMATION CONCERNING THE COMPANY..................   14

8.    CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.........   15

9.    SOURCE AND AMOUNT OF FUNDS..................................   18

10.   BACKGROUND OF THE OFFER AND THE MERGER; PAST CONTACTS OR
        NEGOTIATIONS WITH THE COMPANY.............................   19

11.   THE MERGER AGREEMENT........................................   21

12.   PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE
        COMPANY...................................................   34

13.   CERTAIN EFFECTS OF THE OFFER................................   35

14.   DIVIDENDS AND DISTRIBUTIONS.................................   36

15.   CERTAIN CONDITIONS OF THE OFFER.............................   36

16.   CERTAIN LEGAL MATTERS.......................................   39

17.   FEES AND EXPENSES...........................................   41

18.   MISCELLANEOUS...............................................   41

        Schedule I    INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                      OF PARENT AND PURCHASER.

                               SUMMARY TERM SHEET

    Sunshine Acquisition, Inc. is offering to purchase all of the outstanding shares of common stock of Serengeti Eyewear, Inc. for $3.95 net per share in cash. The following are some of the questions that you, as a stockholder of Serengeti Eyewear, Inc., may have and the answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is Sunshine Acquisition, Inc. We are a New York corporation and have carried on no business other than in connection with the merger agreement. We are a wholly owned subsidiary of Worldwide Sports and Recreation, Inc., a Delaware corporation. See the "Introduction" and Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are offering to purchase all of the outstanding common stock of Serengeti Eyewear, Inc.. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT, AND WILL I HAVE
  TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $3.95 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    We expect to borrow sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer. We have received commitment letters from financial institutions in which such financial institutions have committed to provide all financing necessary to complete the offer and the merger. The offer is conditioned upon our obtaining sufficient funds, on terms and conditions contained in the commitment letters, to enable us to complete the offer and the merger. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash and we have already arranged for all of our funding to come from long-term borrowings. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on Wednesday, August 16, 2000 to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1 and Section 2.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we may extend (and re-extend) the offer without Serengeti Eyewear, Inc.'s consent in the following circumstance:

    - if any of the conditions to the offer have not been satisfied or waived, we may extend (and re-extend) the offer until such time as they are satisfied or waived but, in any event, we may not, without Serengeti's prior written consent, extend the offer beyond August 18, 2000;

    - in addition, we may extend the offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or as required by applicable law.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform First Chicago Trust Company of New York (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not obligated to purchase any shares which are validly tendered unless the number of shares validly tendered and not properly withdrawn before the expiration date of the offer represents at least 90% of the shares of Serengeti that are outstanding as of the consummation of the Offer.

    - We are not obligated to purchase shares which are validly tendered if there is a material adverse change in Serengeti or its business or any event occurs which has a material adverse effect on the offer.

    - We are not obligated to purchase shares which are validly tendered if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been waived.

    The offer is also subject to a number of other conditions. Subject to the terms of the Merger Agreement, we can waive any of the conditions to the offer without the consent of Serengeti, except that we cannot change any such conditions in a manner adverse to the holders of the Shares without the prior written approval of Serengeti. See Section 15.

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to First Chicago Trust Company of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get some extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days after the date of the execution of the notice of guaranteed delivery. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if we have not agreed by September 18, 2000 to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to shares tendered during any subsequent offering period discussed in Section 1, except if such shares are not immediately accepted for payment. See Section 3.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 3.

WHAT DOES SERENGETI'S BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to the merger agreement, which has been approved by the Board of Directors of Serengeti. The Board of Directors of Serengeti has (1) approved the Merger Agreement, the Offer and the Merger, (2) determined that the Offer and the Merger and the transactions contemplated in the Merger Agreement are in the best interests of Serengeti and the holders of Shares and are fair to the holders of Shares, and (3) recommended that holders of Shares accept the Offer and, if required by applicable law, approve the Merger. See the "Introduction."

HAVE ANY STOCKHOLDERS PREVIOUSLY AGREED TO TENDER THEIR SHARES?

    Yes. As an inducement for Parent and Purchaser to sign the merger agreement, certain members of the Company's management team have agreed to tender their shares (representing approximately 51% of the presently outstanding shares of Serengeti) on the same terms set forth in this offer to purchase. See
Section 11.

IF MORE THAN TWO-THIRDS OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT,
  WILL SERENGETI CONTINUE AS A PUBLIC COMPANY?

    No. Following the purchase of shares in the offer we expect to consummate the merger, and following the merger Serengeti no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that there may not be a public trading market for Serengeti stock, and Serengeti may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See
Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SERENGETI SHARES ARE
  NOT TENDERED IN THE OFFER?

    Yes. If we accept for payment and pay for at least 66 2/3% of the outstanding shares of Serengeti, we will be merged with and into Serengeti. If that merger takes place, all remaining stockholders of Serengeti (other than us, Serengeti and stockholders properly exercising dissenters' rights) will receive $3.95 (or any higher price that may be paid for each share pursuant to the offer) in cash. See the "Introduction" and Section 11.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to dissenter's rights properly exercised under New York law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier and will not have dissenters' rights if you tender your shares. However, if for some reason the merger does not take place, the number of stockholders of Serengeti and the number of shares of Serengeti which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Serengeti common stock. Also, as described above, Serengeti may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On July 14, 2000, the last trading day before we announced the tender offer and the possible subsequent merger, the closing price of Serengeti common stock reported on the NASD OTC Bulletin Board was $2.875 per share. On July 19, 2000, the last trading day before we commenced the tender offer, the closing price of Serengeti common stock reported on the NASD OTC Bulletin Board was $3.75 per share. We advise you to obtain a recent quotation for shares of Sergenti Eyewear, Inc. common stock in deciding whether to tender your shares. See
Section 6.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call Morrow & Co., Inc. at (800) 566-9061 (toll free).
Morrow & Co., Inc. is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

To the Holders of Common Stock of
Serengeti Eyewear, Inc.

                                  INTRODUCTION

    Sunshine Acquisition, Inc. ("Purchaser"), a New York corporation and a wholly owned subsidiary of Worldwide Sports and Recreation, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Serengeti
Eyewear, Inc., a New York corporation (the "Company"), at a price of $3.95 per Share (the "Offer Price"), net to the selling stockholder in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute
Form W-9 that is included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2. Purchaser will pay all charges and expenses of Morrow & Co., Inc., as Information Agent (the "Information Agent"), and First Chicago Trust Company of New York, as Depositary (the "Depositary"), incurred in connection with the Offer. See
Section 17.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration date of the Offer that number of Shares representing not less than 90% of the Shares that are outstanding as of the consummation of the Offer (the "Minimum Condition"), (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and
(iii) Purchaser having obtained sufficient financing, on terms, and conditions contained in the commitment letters obtained by the Parent, to enable consummation of the Offer and the Merger. The Offer is also subject to other terms and conditions. See Section 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 14, 2000 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions therein, at the Effective Time (as defined below), Purchaser will be merged with and into the Company (the "Merger") and the separate corporate existence of Purchaser will cease and the Company will be the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share will be converted into and represent the right to receive the Offer Price, without interest, except for (i) Shares held by the Company, Parent or any of their respective subsidiaries immediately before the Effective Time (all of which will be canceled) and (ii) Shares with respect to which dissenters' rights are properly exercised ("Dissenting Shares") under the New York Business Corporation Law (the "NYBCL"). See Section 11.

    The Board of Directors of the Company has (1) approved the Merger Agreement, the Offer and the Merger, (2) determined that the Offer and the Merger and the transactions contemplated in the Merger Agreement are in the best interests of the Company and the holders of Shares and are fair to the holders of Shares, and
(3) recommended that holders of Shares accept the Offer and, if required by applicable law, approve the Merger.

    The Company has represented to Parent that, as of July 14, 2000, there were 2,384,000 Shares outstanding and there were options to acquire 905,000 Shares. Except as otherwise set forth herein, neither

Parent, Purchaser nor any person listed on Schedule I hereto beneficially owns any Shares. See Section 8. Accordingly, the Minimum Condition will be satisfied if 2,145,600 Shares are tendered in the Offer assuming no other shares are issued prior to the consummation of the Offer. The Merger Agreement provides that at the Effective Time each outstanding option to purchase Shares will be converted into the right to receive in cash, without interest, the product of
(i) the number of Shares subject to such option multiplied by (ii) the excess of the Offer Price over the exercise price per Share of such option. Members of the Serengeti Board will collectively receive in respect of options to purchase Shares held by them an aggregate of approximately $818,000 (of this amount, Stephen Nevitt is entitled to receive approximately $706,000, Michael Guccione is entitled to receive approximately $76,000 and David Newman is entitled to receive approximately $36,000).

    The Merger Agreement provides that, promptly following the acceptance for payment by Purchaser of 66 2/3% of the aggregate outstanding Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares owned by Parent or Purchaser bears to the total number of outstanding Shares, and the Company shall take all action necessary to cause the Company's designees to be elected to the Board, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both. At such times, the Company will use its best efforts to cause individual directors designated by Parent to constitute the same percentage as the number of Parent's designees to the Board bears to the total number of directors on the Board on (i) each committee of the Board, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board. See
Section 11. The designation of directors by Parent is subject to compliance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    The information contained herein concerning or attributed to the Company and its officers and directors has been supplied by the Company, and all other information contained herein has been supplied by Parent and Purchaser. Although neither the Company nor Parent or Purchaser have any knowledge that would indicate that any statements contained herein based on the information provided by the other are untrue, neither the Company nor Parent or Purchaser take any responsibility for the accuracy or completeness of any information provided by the other or for any failure by the other to disclose events that may have occurred and may affect the significance or accuracy of such information but which are unknown to the Company or Parent and Purchaser, respectively.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares which are validly tendered and not withdrawn on or prior to the Expiration Date, as soon as practicable after the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on August 16, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire prior to the purchase of any Shares by Purchaser.

    Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) and not accept for payment any Shares, if the Minimum Condition and the other conditions set forth in Section 15 (collectively, the "Offer Conditions") are not satisfied. Subject to the provisions of the Merger Agreement, Purchaser expressly reserves the right to waive, in whole or in part at any time or from time to time, any such condition, to increase the price per Share payable in the Offer, to extend the Offer or provide for a subsequent offering period or to make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, no change may be made that decreases the Offer Price, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to the Offer Conditions or modifies the Offer Conditions, amends, adds to or waives (except to the extent expressly permitted by the Merger Agreement) any other term of the Offer in a manner adverse to the holders of the Company Common Stock, or waives or otherwise modifies the Minimum Condition so as to reduce the minimum number of shares that Purchaser will accept in the Offer to an amount constituting less than 66 2/3% of the aggregate outstanding Shares.

    If all Offer Conditions are not satisfied on the initial expiration date of the Offer, subject to the terms of the Merger Agreement, Purchaser may extend (and re-extend) the Offer to provide additional time to satisfy such conditions. The rights reserved by Purchaser in the preceding sentence are in addition to Purchaser's rights pursuant to Section 15.

    Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten
(10) business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a certificate representing Shares is registered in the name of a person other than the signatory of the Letter of Transmittal (or a manually signed facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, PROVIDED that all of the following conditions are satisfied:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

    (c) in the case of a guarantee of Shares, the certificates therefor (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, and its determination shall be final and binding on all persons. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of Purchaser. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, Purchaser must be able to exercise full voting rights with respect to the Shares accepted by Purchaser for payment immediately upon such acceptance.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    To prevent federal backup withholding tax on payments made to stockholders with respect to Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with his correct taxpayer identification number ("TIN") and certify that he is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-United States holders must submit a completed Form W-8 or Form W-8BEN to avoid backup withholding. These forms may be obtained from the Depositary. If backup withholding applies with respect to a stockholder, the Depositary is required to withhold and deposit with the Internal Revenue Service 31% of any payments made to such stockholder. See Instructions 10 and 11 of the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn on or after September 18, 2000.

    For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date or during a Subsequent Offering Period.

    No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all persons. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, Purchaser will extend the Offer. See Section 1.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, as described in Section 2),
(ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange

Act, which requires that Purchaser pay the Offer Price or return the tendered Shares promptly after any termination or withdrawal of the Offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 3. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

    Purchaser will immediately accept for payment and promptly pay for all Shares validly tendered during any Subsequent Offering Period. See Section 1. The procedures for tendering Shares and guaranteed delivery set forth in
Section 2 will apply during any Subsequent Offering Period.

    If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with DTC as permitted by Section 2, such Shares will be credited to an account maintained with DTC) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

    Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of Purchaser the right of Purchaser to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a stockholder will recognize gain or loss for such purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the stockholder and will be long term capital gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner as described above.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's TIN, (b) furnishes an incorrect TIN or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, non-United States persons and financial institutions, provided they properly establish their status when required to do so by completing and providing the appropriate IRS forms. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to such stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by properly completing the Substitute Form W-9 included in the Letter of Transmittal.

    The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, to a stockholder who is related to Purchaser for purposes of
Section 302 of the Internal Revenue Code or to a stockholder who is not a United States person or who is otherwise subject to special tax treatment under the Internal Revenue Code (for example, brokers, dealers in securities, banks, insurance companies, tax-exempt organizations and financial institutions). For these purposes, a United States person means a person who or which is (i) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, the foregoing discussion does not address the tax treatment of holders of options to acquire Shares.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL OR NON-UNITED STATES INCOME AND OTHER TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Company's Common Stock is listed and traded on the NASD OTC Bulletin Board ("OTCBB") under the symbol "SOLR.OB." The following table sets forth, for the periods indicated, the high and low sales prices for the Shares on the OTCBB as reported by published financial sources. The Company has never paid cash dividends on the Shares and the Merger Agreement prohibits the Company from declaring or paying any cash dividends prior to the termination of the Merger Agreement.

                                                             HIGH       LOW
                                                           --------   --------
Fiscal Year Ended December 31, 1998
First Quarter............................................  $2.4375    $   1.50
Second Quarter...........................................  $  2.00    $  0.625
Third Quarter............................................  $  1.00    $ 0.1875
Fourth Quarter...........................................  $0.5625    $0.15625

Fiscal Year Ended December 31, 1999
First Quarter............................................  $  1.00    $0.15625
Second Quarter...........................................  $ 0.875    $ 0.4375
Third Quarter............................................  $0.9375    $ 0.5625
Fourth Quarter...........................................  $  1.00    $0.34375

Fiscal Year Ended December 31, 2000
First Quarter............................................  $3.4375    $0.34375
Second Quarter...........................................  $  3.75    $ 2.1875
Third Quarter (through July 19)..........................  $  3.75    $  1.875

    On July 14, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per Share reported on the OTCBB was $2.875. On July 19, 2000, the last full trading day before the commencement of the Offer, the closing price per Share reported on the OTCBB was $3.75.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Purchaser nor Parent has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent.

    GENERAL. The Company is a New York corporation with its principal executive offices located at 8125 25(th) Court East, Sarasota, FL 34243 where its telephone number is (941) 359-3599. The Company is engaged in the business of designing, marketing and distributing sunglasses targeted at the premium, general purpose and active lifestyle segments of the sunglass market.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K and from the Company's unaudited interim financial statements in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2000, each as filed with the SEC pursuant to the Exchange Act. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

                            SERENGETI EYEWEAR, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     THREE MONTHS ENDED
                                                          MARCH 31        DECEMBER 31   DECEMBER 31
                                                            2000             1999          1998
                                                     ------------------   -----------   -----------
INCOME STATEMENT DATA:
  Net Sales........................................       $11,231           $38,430       $43,323
  Net Income (loss) from continuing operations.....         1,528             1,558        (5,289)
  Net Income (loss) applicable to common stock.....         1,137                (6)       (6,765)
PER SHARE DATA:
  Basic earnings (loss) per common share...........       $  0.48           $ (0.00)      $ (2.84)
BALANCE SHEET DATA:
  Total assets.....................................        39,021            39,499        40,614
  Total debt.......................................        11,877            12,662        12,966
  Convertible preferred stock......................        23,809            23,809        22,333

    OTHER FINANCIAL INFORMATION. The Company does not as a matter of course make public any forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning a possible business combination involving Parent and the Company, the Company furnished Parent with certain financial projections (the "Projections"). The Projections included operating projections for the Company for the fiscal year ending December 31, 2000 developed by the Company's management predicated on their then preliminary assumptions for macroeconomic conditions and future financial performance. The Company's Projections for the fiscal year ending December 31, 2000 estimated net sales of $37,150,000 and EBITDA of $5,900,000.

    THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THE COMPANY HAS ADVISED PARENT AND PURCHASER THAT THE PROJECTIONS ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ARE BASED ON A VARIETY OF ASSUMPTIONS (NONE OF WHICH WERE STATED IN THE PROJECTIONS AND NONE OF WHICH WERE PROVIDED TO PARENT) RELATING TO THE BUSINESS OF THE COMPANY, INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS WHICH ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND, THEREFORE, SUCH PROJECTIONS ARE INHERENTLY IMPRECISE AND THERE CAN BE NO ASSURANCE THAT THEY WILL BE REALIZED. THE COMPANY HAS MADE NO REPRESENTATION TO PARENT OR PURCHASER REGARDING THE PROJECTIONS DESCRIBED ABOVE. THE COMPANY DOES NOT INTEND TO UPDATE, REVISE OR CORRECT SUCH PROJECTIONS IF THEY BECOME INACCURATE (EVEN IN THE SHORT TERM).

    AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference facilities at the SEC's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

8.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

    GENERAL. Parent is a Delaware corporation with its principal offices located at 676 N. Michigan Ave., Suite 3300, Chicago, IL 60611. The telephone number of Parent is 312-255-4800.

    Parent is a branded consumer products company, and operates as a holding company for Bushnell Sports Optics Worldwide ("Bushnell") and Voit Sports, Inc. ("Voit"). During the period between December 1994 and April 1995, a predecessor of Parent changed its name to Worldwide Sports and Recreation, Inc. and purchased Bushnell, a division of Bausch & Lomb Incorporated. In August 1999, Wind Point Partners ("Wind Point"), a Midwest based private equity sponsor, acquired a majority ownership position in Purchaser. The acquisition took place in conjunction with the recapitalization of Parent.

    Parent's product portfolio includes sunglasses, binoculars, laser rangefinders, riflescopes, spotting scopes and telescopes marketed worldwide through its subsidiary, Bushnell, under well-known brand names including Bushnell, Bolle and Bausch & Lomb. These products and brands are widely recognized for their leading technology, performance, quality and value, and are generally regarded as the premier product portfolio within the industry. Through its Voit subsidiary, Parent is a master licensor of the Voit brand name to others in connection with the manufacture and distribution of a variety of sporting goods products including athletic shoes, exercise equipment, sports apparel and sporting goods equipment. Parent's revenues by product line are broken down as follows: Binoculars--31%; Sunglasses--18%; Telescopes--14%; Ranging--12%; Riflescopes--11%; Safety--6%; Goggles--3%; Spotting Scopes--3%; and Other--2%.

    Purchaser is a New York corporation with its principal offices located at 676 N. Michigan Ave., Suite 3300, Chicago, IL 60611. The telephone number of Purchaser is (312) 255-4800. Purchaser has not carried on any activities other than in connection with the Merger Agreement.

    Neither Purchaser nor Parent is subject to the informational filing requirements of the Exchange Act. Purchaser and Parent do not file reports or other information with the SEC relating to their respective businesses, financial condition or other matters.

    Set forth below is certain summary consolidated financial information with respect to Parent.

                     WORLDWIDE SPORTS AND RECREATION, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    FISCAL YEAR ENDED
                                                        ------------------------------------------
                                                        *THROUGH
                                                        MAY, 2000     1999       1998       1997
                                                        ---------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
  Total Net Sales.....................................    65,810    162,841    $146,005   $140,618
  Gross Profit........................................    27,302     56,543      53,754     52,039
  Adjusted Selling, General & Distribution Expenses...    22,904     38,334      38,596     37,929
  Total EBITDA........................................     4,783     19,222      16,589     15,725
BALANCE SHEET DATA:
  Working Capital.....................................    61,071     44,286      45,619     42,429
  Total Assets........................................   242,736    122,291     121,149    122,433
  Total Assets less excess cost of assets acquired
    over book value...................................   141,371     80,957      78,645     78,759
  Total Indebtedness..................................   160,763     82,615      67,717     67,524
  Stockholders' equity................................   (29,580)   (16,303)     17,620     16,910

------------------------

* 2000 operating results include the results of Bolle Inc. from January 1. Bolle Inc. was acquired by a wholly-owned subsidiary of Worldwide Sports and Recreation in February 2000. Pro forma 1999 sales and EBITDA, as if the acquisition of Bolle Inc. had been completed prior to January 1, 1999 and reflecting certain adjustments, were $228,460 and $30,852, respectively.

    The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser are set forth in
Schedule I hereto.

    Except as set forth in Sections 10 and 12 of this Offer to Purchase,
(1) neither Parent or Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) neither Parent or Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement, or as otherwise described in this Offer to Purchase, neither Parent or Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, neither Parent or Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on
Schedule I hereto, have had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Parent, Purchaser or any of the persons listed in Schedule I have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or any of the persons listed in
Schedule I have, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities, laws, or a finding of any violation of federal or state securities laws.

9.  SOURCE AND AMOUNT OF FUNDS.

    Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares (assuming the exercise of all outstanding options) pursuant to the Offer and the Merger and all of the outstanding Preferred Stock pursuant to the Escrow Agreement (as defined in Section 11) and to pay related fees and expenses will be approximately $37 million. Purchaser will obtain these funds from: (i) existing cash resources, (ii) additional capital contributions,
(iii) additional borrowings received from amending the existing senior credit facility, as described below, and (iv) proceeds from the placement of additional subordinated notes to existing note holders, as described below. The available borrowings under the Senior Credit Facility (as defined below), prior to the prospective amendments discussed above, would not be sufficient to consummate the Offer without the credit increases discussed above.

    Purchaser has received a commitment letter from Antares Capital Corporation, as agent (the "Agent") for the Senior Credit Facility, on behalf of a syndicate of senior lenders, to amend the existing Senior Credit Facility. Purchaser has been advised by Agent that Agent has received commitment letters from current and prospective syndicate members indicating their willingness to amend the existing Senior Credit Facility to provide for the borrowings discussed above. Purchaser has also received a commitment letter from WindPoint Partners IV, L.P. (an affiliate of Purchaser) indicating its willingness, subject to certain conditions, to purchase Convertible Subordinated Notes to be issued by Purchaser in connection with the Offer and the Merger.

    The Senior Credit Facility currently provides for maximum borrowings of an aggregate principal amount of up to $146.0 million and is comprised of a $41.0 million Senior Term A Loan ("Term Loan A"), a $45.0 million Senior Term B Loan ("Term Loan B"), and a $60.0 million revolving credit facility (the "Revolving Loan"). The Revolving Loan commitment and Term Loan A each terminate on January 31, 2006 and Term Loan B terminates on January 31, 2007, unless earlier terminated in accordance with the terms of the Senior Credit Facility. The Senior Credit Facility is secured by a lien on substantially all of the assets of Purchaser and a pledge of the capital stock of each of Purchaser's existing and future domestic and certain foreign subsidiaries.

    The Revolving Loan and Term Loan A and Term Loan B bear interest, at Purchaser's option, at either (i) the Base Rate plus the Applicable Margin, or
(ii) the LIBOR Rate plus the Applicable Margin. Prior to February 1, 2001, for the Revolving Loan and Term Loan A, the Base Rate Applicable Margin is 1.75% and the LIBOR Rate Applicable Margin is 3.00%. Prior to February 1, 2001, for Term Loan B, the Base Rate Applicable Margin is 2.25% and the LIBOR Rate Applicable Margin is 3.50%. As of February 1, 2001 and thereafter, the LIBOR Rate Applicable Margins in effect from time to time will range from 2.50% to 3.50% and are determined based upon the applicable Leverage Ratio then in effect. As of February 1, 2001 and thereafter, the Base Rate Applicable Margins in effect from time to time range from 1.25% to 2.25% and are determined based upon the applicable Leverage Ratio (as defined in the Senior Credit Facility) then in effect.

    Northwestern Mutual Life Insurance Company, which purchased $34.2 million of 12% Senior Subordinated Notes due 2007 (the "Subordinated Notes"), and Metropolitan Life Insurance Company, which purchased $7.5 million of Subordinated Notes, have provided to Purchaser commitment letters to provide additional Subordinated Notes and amend the existing Subordinated Note Agreement to accommodate the offer. For purposes hereof, the Senior Credit Facility and Subordinated Notes are collectively referred to as the "Credit Facility."

    It is anticipated that the indebtedness incurred by Purchaser under the amendments to the Credit Facility will be repaid by funds generated internally by Purchaser and its subsidiaries (including, after the Merger, if consummated, funds generated by the Surviving Corporation and its subsidiaries), through additional borrowings, or through a combination of such sources. No decisions have been made concerning the method Purchaser will employ to repay such indebtedness. Such decisions when made will be based on Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

10. BACKGROUND OF THE OFFER AND THE MERGER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

    Prior to September 1998, executives of Parent were familiar with the business and operations of Serengeti through the activities of such executives in the sunglass industry.

    In September 1998, representatives of Parent contacted RBB Bank Aktiengesellschaft ("RBB"), the holder of all outstanding shares of the Company's preferred stock, to initiate preliminary discussions regarding a possible investment in the Company. The Company was not involved in, or made aware of, these discussions. After several subsequent phone conversations, representatives of Parent and RBB decided to postpone further discussions regarding a transaction until the resolution of litigation between RBB and the Company relating to the preferred stock. Prior to terminating discussions, RBB agreed to keep Parent apprised of future developments regarding litigation between RBB and the Company.

    In the fall of 1999, a representative of Parent contacted the Company and requested a meeting with Stephen Nevitt and Bill McMahon, Serengeti's Chief Executive Officer and Chief Financial Officer, respectively. Shortly thereafter, the representative of Parent met with Mr. Nevitt and Mr. McMahon at the Company's headquarters in Sarasota, Florida, and the parties discussed the Company's overall financial condition and long-term business strategies.

    On October 8, 1999, Parent entered into a confidentiality agreement with the Company and thereafter received certain non-public information about the Company.

    On December 13, 1999, at Parent's invitation, Mr. Nevitt and Mr. McMahon attended a board meeting of Parent in Overland Park, Kansas. During this meeting, Messrs. Nevitt and McMahon were introduced to members of the Board of Directors of Parent. They also participated in a separate meeting with Mr. Richard R. Kracum, Chairman of Parent, Mr. Joseph Messner, Chief Executive Officer of Parent, and Mr. Salam Chaudhary, Assistant Secretary of Parent, to review Serengeti's background and long-term business strategies.

    On January 12, 2000, Messrs. Nevitt and McMahon met with Messrs. Kracum and Messner at the Company's headquarters in Sarasota, Florida. During this meeting, potential terms regarding a possible business combination transaction were discussed. Following this meeting, numerous telephone conversations occurred between Parent, the Company and their respective advisors.

    On February 15, 2000, Parent delivered to the Company a letter indicating Parent's interest in exploring the possibility of entering into a business combination with the Company. On February 24, 2000, Parent and the Company signed a letter agreement which provided for a period of exclusivity during which Parent would conduct its due diligence investigation of the Company and the parties would engage in discussions with the objective of negotiating the terms and conditions of a definitive agreement relating to a business combination of the Company and Parent by April 23, 2000. The agreement also contained provisions under which Parent agreed to keep confidential certain information received from the Company.

    Following the execution of the February 24, 2000 letter agreement, the Company transmitted to Parent certain preliminary business, financial and legal information with respect to the Company and Parent commenced its due diligence review of the Company.

    On March 2, 2000, the Company and RBB signed a letter agreement that outlined certain of the terms and conditions under which RBB would participate in a transaction pursuant to which all shares of the Company preferred stock owned by RBB would be sold to a potential purchaser of the Company. This letter agreement also provided for the concurrent standstill of outstanding litigation between the Company and RBB pending the negotiation and completion of a transaction by no later than June 30, 2000.

    During March and April of 2000, Parent continued its due diligence review of the Company. As of April 23, 2000, the expiration date of the February 24, 2000 letter agreement providing for the period of exclusivity, Parent had not completed its due diligence review of the Company, and the parties had not yet commenced negotiation of the definitive terms and conditions of a possible business combination transaction. On April 25, 2000, Parent and the Company signed another letter agreement, which provided for a further period of exclusivity between the two parties through June 23, 2000. During this exclusivity period, the parties agreed that Parent would complete its due diligence review of the Company, the parties would negotiate the terms of a definitive agreement and the Parent would finalize the terms of its financing.

    On May 18, 2000, the Company, RBB and Parent signed an amendment to the March 2, 2000 letter agreement relating to the Company preferred stock, which amendment clarified certain terms and conditions under which RBB would agree to sell all shares of the Company preferred stock in connection with the possible business combination being discussed and extended the expiration date of the parties' previous agreement to August 15, 2000.

    On June 1, counsel for Parent delivered to counsel for the Company a draft merger agreement containing terms upon which Parent would be willing to enter into a business combination with the Company. The price per Share contained in this draft merger agreement was $4.25. During June 2000, the Company and its legal counsel and Parent and its legal counsel negotiated the terms and conditions of the proposed merger agreement.

    On June 23, 2000, Parent delivered to the Company a commitment letter from Antares Capital Corporation, the Agent for Parent's existing Senior Credit Facility, indicating the terms and conditions under which Antares would act on behalf of a syndicate of senior lenders to finance the acquisition of the Company. Also on June 23, 2000, because certain of the terms and conditions contained in the draft merger agreement had not yet been agreed upon, Parent and the Company further extended the exclusivity period through June 30, 2000.

    During the week of June 26, counsel for each of the parties continued to negotiate the terms and conditions of the merger agreement. On June 30, 2000, Parent delivered to the Company a revised commitment letter from Antares as well as commitment letters from Northwestern Mutual Life Insurance Company and Metropolitan Life Insurance Company which indicated a willingness to act as subordinated lenders to Parent to finance the acquisition of the Company. Both Northwestern Mutual Life Insurance Company and Metropolitan Life Insurance Company are existing subordinated debt lenders to Parent.

    As of June 30, 2000, the expiration date of the exclusivity period, the parties had not yet reached final agreement on certain terms of the proposed transaction, including those relating to the rights of each party to terminate the agreement, the payment of certain fees upon certain termination events and certain terms of the Parent's proposed financing condition. Late in the afternoon on June 30, 2000, counsel to the Company delivered notice to counsel to Parent that the Company was not extending the exclusivity period. Notwithstanding the expiration of the exclusivity period, the parties agreed to continue negotiations over the July 4 holiday weekend in order to resolve any remaining open issues and finalize a definitive merger agreement as soon as possible.

    On July 3, 2000, Parent and its advisors and the Company and its advisors participated in a telephone conference call during which certain of the remaining open issues concerning the proposed transaction were resolved. On this conference call, representatives of Parent expressed their desire to decrease the per Share price to account for proposed incentive payments by the Company to certain of its employees to ensure that such employees remained with the Company until such time as the proposed transaction was completed (which the Company and Parent believed was essential to ensure the successful completion of the proposed transaction). After extensive negotiations, the parties agreed that it would be in the best interests of both the Company and Parent to increase the amount of these proposed payments from the amounts previously agreed upon to ensure that such employees remained with the Company until the transaction was completed, with the impact of such increase to be shared by the Company and Parent. After extensive negotiations, the parties agreed to increase the amount of the incentive payments and to reduce the price per Share in the proposed transaction to $4.23 from $4.25. Counsel for Parent agreed to deliver a revised draft of the merger agreement on July 4, 2000.

    Also on July 3, 2000, the Company delivered to representatives of Parent certain preliminary financial operating results of Serengeti for the month of June 2000. On July 7, 2000, Parent sent a letter to the Company outlining its position on certain specific issues relative to the terms of the proposed merger agreement, including the preliminary operating results for June 2000 (which Parent stated were lower than Parent had anticipated), and proposed that the overall value of the proposed transaction be reduced. On July 10, 2000, the Company responded with a letter to Parent rejecting both Parent's position and the proposed revised transaction terms.

    On July 11, 2000, representatives of the Company and Parent held a telephone conference call during which the parties agreed on a per Share purchase price of $4.00. Later the same day, counsel for each of the parties resumed negotiations with respect to the remaining open issues on the draft merger agreement. Counsel for each of the parties continued negotiations on July 12, 2000. On July 13, 2000, Parent notified the Company that its sole remaining financial issue related to a vendor balance with which Parent did not agree. After extensive negotiation, the parties agreed to resolve this issue by decreasing the per Share purchase price to $3.95. By midday on July 13, 2000, counsel for the parties had resolved all of the other remaining open issues.

    Late in the afternoon of July 13, 2000, the Company Board met to consider the merger agreement and the transactions contemplated thereby. At this meeting, the Company's Board of Directors (1) approved the Merger Agreement, the Offer and the Merger, (2) determined that the Offer and the Merger and the transactions contemplated in the Merger Agreement are in the best interests of Serengeti and the holders of Shares and are fair to the holders of Shares, and
(3) recommended that holders of Shares accept the Offer and, if required by applicable law, approve the Merger. Also on that date, the Company, RBB and Parent signed a second amendment to the March 2, 2000 letter agreement which extended the expiration date of the parties' agreement to August 25, 2000.

    On July 14, 2000, Parent, Purchaser and the Company executed and delivered the Merger Agreement. On July 14, 2000, following the close of trading on the OTCBB, the Company issued a press release announcing the execution of the merger agreement.

    A copy of the press release issued by the Company is filed as an exhibit to the Schedule TO of the Company filed on July 17, 2000 and is incorporated herein by reference. A copy of the press release issued by Purchaser is filed as an exhibit to the Schedule TO referred to in Section 18 and is incorporated herein by reference. On July 20, 2000, Purchaser commenced the Offer.

11.  THE MERGER AGREEMENT.

    THE MERGER AGREEMENT. The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which has been filed as an exhibit to the Schedule TO referred to in Section 18 and is incorporated herein by reference. The following summary may not contain all of the information important to you. The Merger Agreement may be examined and copies may be obtained from the SEC in the same manner as set forth in Section 7. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable but in no event later than five business days after the date of the Merger Agreement. The obligation of Purchaser to accept for payment and pay for Shares properly tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and the other Offer Conditions. For a description of the Offer Conditions, see Section 15.

    Subject to the provisions of the Merger Agreement, Purchaser expressly reserves the right to modify the terms of the Offer; provided that, unless previously approved by the Company in writing, no change may be made that decreases the Offer Price, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to the Offer Conditions or modifies the Offer Conditions (other than to waive any Offer Conditions as permitted by the Merger Agreement), amends, adds to or waives (except to the extent expressly permitted by the Merger Agreement) any other term of the Offer in a manner adverse to the holders of Shares, or waives or otherwise modifies the Minimum Condition so as to reduce the minimum number of shares that Purchaser will accept in the Offer to an amount constituting less than 66 2/3% of the aggregate Shares that are outstanding as of the consummation of the Offer.

Notwithstanding the limitations set forth in the preceding paragraph, Purchaser may without the Company's consent, extend (and re-extend) the Offer (i) if any of the Offer Conditions are not satisfied on the scheduled or extended expiration date of the Offer to provide additional time to satisfy such conditions or (ii) for any period required by the rules or regulations of the SEC; provided, however, that in no event shall Purchaser extend the Offer beyond August 18, 2000, without the prior written consent of the Company.

    DIRECTORS. The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares constituting 66 2/3% of the aggregate outstanding Shares pursuant to the Offer, Parent may designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (after giving effect to the election of any additional directors as provided in Section 1.3 of the Merger Agreement) and
(ii) the percentage that the number of Shares owned by Parent or Purchaser (including any Shares accepted for payment pursuant to the Offer) bears to the total number of outstanding Shares, and the Company shall take all action necessary to cause the Parent's designees to be elected or appointed to the Board, including, without limitation, increasing the number of directors, or obtaining resignations from that number of directors as is necessary to enable Parent's designees to be elected to the Board. At such times, the Company will use its best efforts to cause persons designated by Parent to constitute the same percentage as the number of Parent's designees to the Board bears to the total number of directors on the Board on (i) each committee of the Board,
(ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board. The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder.

    THE MERGER. The Merger Agreement provides that, following the consummation of the Offer and subject to the terms and conditions of the Merger Agreement, at the Effective Time, Purchaser will be merged with and into the Company, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of Parent) although Parent reserves the right to modify the structure of the Merger Agreement with notice to the Company.

    CONDITIONS TO THE MERGER. The respective obligations of Parent, Purchaser and the Company to effect the Merger is subject to the satisfaction or waiver of the following conditions: (i) Purchaser shall have accepted and purchased Shares pursuant to the Offer, (ii) all waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Merger Agreement shall be in effect; and there shall not be any statute, rule or regulation that makes the consummation of the transactions contemplated by the Merger Agreement illegal; and (iv) the Merger Agreement and the Merger shall have been approved by the shareholders of the Company, if and to the extent a vote of the stockholders of the Company is required in respect of the Merger Agreement and the Merger in accordance with the NYBCL.

    CONVERSION OF SHARES. At the Effective Time and without any action on the part of the holder thereof (i) each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled as set forth below and any Shares that are held by stockholders properly exercising dissenters' rights under the NYBCL) shall immediately cease to be outstanding and shall automatically be canceled and be converted into the right to receive the Offer Price in cash payable to the holder thereof, without interest, upon surrender of the certificate representing the Share; and (ii) each Share held by the Company or any subsidiary, and each Share held by Parent or Purchaser shall automatically be canceled and retired without payment of any consideration therefor and cease to exist. Each issued and outstanding share of common stock of Purchaser will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

    TREATMENT OF OPTIONS AND WARRANTS. Each option granted to an employee, consultant or director of the Company or its subsidiaries to acquire Shares ("Option") that is outstanding as of the Effective Time, whether or not then vested or exercisable, shall be terminated and canceled. At the Effective Time, all holders of canceled Options, whether or not then vested or exercisable, having an exercise price per share that is less than the Offer Price, shall receive in exchange for such canceled Options, the right to receive in cash, without interest, a single lump sum payment equal to the product of (1) the number of Shares subject to such Option and (2) the excess of the Offer Price over the exercise price per share of such Option, and all holders of canceled Options, whether or not then vested or exercisable, having an exercise price per share that is greater than the Offer Price shall receive no consideration in exchange for such canceled Options.

    Each Company Warrant (as defined in the Merger Agreement) that is outstanding as of the Effective Time, whether or not then exercisable, shall automatically be terminated and canceled. At the Effective Time, all holders of canceled Company Warrants, whether or not then exercisable, having an exercise price per share that is less than the Offer Price, shall receive in exchange for such terminated and canceled Company Warrants the right to receive in cash, without interest, a single lump sum cash payment equal to the product of
(1) the number of Shares subject to such Company Warrant, and (2) the excess of the Per Share Price over the exercise price per share of such Company Warrant, and all holders of terminated and canceled Company Warrants, whether or not then exercisable, having an exercise price per share that is greater than the Offer Price shall receive no consideration in exchange for such terminated and canceled Company Warrants.

    STOCKHOLDERS' MEETING. If approval by the Company's stockholders is required by applicable law to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable legal and regulatory requirements and, subject to the fiduciary duties of the Board: (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") to be held as soon as practicable following the purchase of Shares pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger; (ii) prepare and file with the SEC a proxy statement or information statement (together with any supplement or amendment thereto, the "Proxy Statement") relating to the Merger Agreement and the Merger and use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect the Proxy

Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer, and (B) subject to its fiduciary duties as unanimously determined in good faith by the Board, based as to legal matters on the written advice of legal counsel, to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby; and (iii) include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger. At such meeting, Parent and its affiliates have agreed to vote all Shares owned by them to approve the Merger.

    Purchaser will provide the Company with the information concerning Purchaser required to be included in the Proxy Statement.

    Notwithstanding anything in the Merger Agreement to the contrary, Parent, the Company and Purchaser agree that, in lieu of holding the Stockholders' Meeting, the Company may obtain the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby by the holders of 66 2/3% of the outstanding Shares, by written consent pursuant to
Section 615 of the NYBCL ("Approval by Consent"). In addition, the Company agrees with and covenants to Parent and Purchaser that the Company shall use all reasonable efforts to permit the Company's stockholders to effect Approvals by Consent to adopt and approve, for purposes of Section 903 of the NYBCL, the Merger Agreement, the Merger and the other transactions contemplated thereby and to comply with and satisfy as promptly as practicable any applicable legal, regulatory or stock exchange or stock market requirements that apply to approving the Merger Agreement, the Merger and the other transactions contemplated thereby by way of Approval by Consent. If Company stockholder approval and adoption is obtained by Approval by Consent, the Company shall not be required to call the Stockholders' Meeting.

    APPRAISAL RIGHTS. Notwithstanding anything in the Merger Agreement to the contrary (except for the provisions of Sections 3.1(a) or 3.1(b) of the Merger Agreement), any Shares held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with the NYBCL (including, but not limited to, Sections 623 and 910 thereof) and as of the Effective Time has neither withdrawn nor lost his, her or its right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.8 of the Merger Agreement, but the holder thereof shall be entitled to only such rights as are granted by the NYBCL. If any holder of Shares who demands appraisal of his Shares under the NYBCL effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1(a) of the Merger Agreement, without interest thereon, upon surrender of the certificate or certificates representing such Shares pursuant to Section 3.2 of the Merger Agreement. If applicable, the Company shall give Purchaser (i) prompt notice of any demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the NYBCL received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NYBCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things: its organization and qualification and subsidiaries; its certificate of incorporation and bylaws; capitalization; authority relative to the Merger Agreement; material contracts; no conflicts; required filings and consents; compliance with law; SEC filings; financial statements; absence of certain changes or events; undisclosed liabilities; litigation; employee benefit plans; employment and labor matters; Offer documents and proxy statement; restrictions on business activities; title to property; taxes; environmental matters; intellectual property; interested party transactions; insurance; transaction fees, minute books, customers and suppliers; and required votes.

    Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect" on the Company. For purposes of the Merger Agreement and this Offer to Purchase, when used in connection with the Company or any of its subsidiaries, the term "Company Material Adverse Effect" means any event change, or effect that is materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; provided, however, that "Company Material Adverse Effect" shall not include
(A) any event, change or effect arising out of or attributable to (i) any decrease in the market price of the Shares (but not any event, change or effect underlying such decrease to the extent that it would otherwise constitute a Company Material Adverse Effect), (ii) general economic conditions or events, changes or effects affecting the securities markets generally, (iii) events, changes or effects that generally affect the industry in which the Company and its subsidiaries operate (including legal and regulatory changes), or
(iv) changes arising primarily from the consummation of the transactions contemplated by the Merger Agreement or the announcement of the execution of the Merger Agreement; or (B) any consideration of the Company's EBITDA, solely in and of itself, for June, July or August, 2000, unless the Company's actual reported EBITDA (without regard to adjustments) for June, 2000 is less than $500,000, for July, 2000 is less than 0, or for August, 2000 is less than negative $200,000.

    Pursuant to the Merger Agreement, Parent, and Purchaser have made customary representations and warranties to the Company with respect to, among other things: their organization and qualification; authority relative to the Merger Agreement; required filings; and financing commitments.

    None of the representations and warranties made by Parent, Purchaser or the Company in the Merger Agreement survive the Effective Time.

    COVENANTS. The Merger Agreement contains various customary covenants of the parties. A description of these covenants follows.

        INTERIM OPERATIONS. During the period from the date of the Merger Agreement and continuing until the time Purchaser's designees shall constitute a majority of the Board, the Company shall, in all material respects conduct its business and shall cause the businesses of its subsidiaries to be conducted only in the ordinary course of business consistent with past practice, use commercially reasonable efforts to preserve, maintain and protect its assets and the business of the Company and each of its subsidiaries, and the Company shall use commercially reasonable efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of the employees of its business, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and other persons with which the Company or any of its subsidiaries has business relations, and to comply in all material respects with all applicable laws, rules and regulations required by federal, state and SEC securities laws.

    Without limiting the foregoing, the Merger Agreement provides that, except as contemplated thereby, neither the Company nor any of its subsidiaries shall, during the period from the date of the Merger Agreement and continuing until the time Purchaser's designees shall constitute a majority of the Board, the Board will not, without the prior written consent of Parent, permit the Company or any of its subsidiaries to:

    a.  amend or propose to amend its certificate of incorporation or by-laws;

    b. authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell or deliver, dispose of, encumber or pledge any stock of any class, options, warrants, commitments, subscriptions, rights to purchase, stock appreciation rights, restricted stock, performance units, stock equivalents or other securities, except as required by agreements with the employees of the Company or its subsidiaries or under benefit plans, in either case in effect as of the date of the Merger Agreement and included on the disclosure schedule thereto, or amend any of the terms of any such securities or agreements outstanding, or benefit plans in effect, as of the date of the Merger Agreement;

    c. split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries;

    d. (A) incur or assume any long-term or short-term Indebtedness (as defined in the Merger Agreement) or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (as defined below) except in the ordinary course of business; consistent with past practice, and except for obligations of wholly owned subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company; (C) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Person, whether pursuant to an employee benefit plan or otherwise; (D) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (E) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien (as defined in the Merger Agreement) thereupon, other than Permitted Liens (as defined in the Merger Agreement);

    e. adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its subsidiaries;

    f. (A) except as may be required by law, as contemplated by the Merger Agreement, or as required under a Company Plan (as defined in the Merger Agreement) or an agreement in effect on the date of the Merger Agreement, enter into, adopt or pay, agree to pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance, welfare, insurance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner; or (B) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or its subsidiaries, and as required under existing agreements or in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock appreciation rights or performance units);

    g. acquire, sell, transfer, lease, encumber or dispose of any assets other than in the ordinary course of business or enter into any commitment or transaction other than in the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries, taken as a whole;

    h. except as may be required as a result of a change in law or in accordance with generally accepted acounting principles, consistently applied ("GAAP"), change any of the accounting principles or practices used by it;

    i. revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

    j. (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries, taken as a whole; (C) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $100,000; or (D) enter into or amend any contract, agreement, commitment or arrangement (including any Material Contract (as defined in the Merger Agreement)) providing for the taking of any action that would be prohibited by the Merger Agreement;

    k. make any tax election (unless required by law) or settle or compromise any income tax liability of the Company or any of its subsidiaries, except if such action is taken in the ordinary course of business, and, in any event, the Company shall consult with Parent before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any taxes of the Company or its subsidiaries;

    l. pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

    m. permit any insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent except in the ordinary course of business and consistent with past practice unless the Company or such subsidiary shall have obtained a comparable replacement policy;

    n. settle or compromise any pending or threatened suit, action or claim relating to the Merger Agreement and the transactions contemplated thereby (the "Transactions");

    o. amend, modify, or change in any material respect any existing Material Contract relating to the business of the Company or its subsidiaries, other than in the ordinary course of business consistent with past practice;

    p. waive, release, grant, or transfer any rights of material value relating to the business of the Company or its subsidiaries, other than in the ordinary course of business consistent with past practice; or

    q. take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(b)(i) through 6.1(b)(xvi) of the Merger Agreement or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect as of the date when made or would result in any of the Offer Conditions not being satisfied.

    NO SOLICITATION.

    (a) The Company and each of its subsidiaries shall, and shall direct and use its commercially reasonable efforts to cause its officers, directors, employees, agents and other representatives to, immediately cease any discussions, negotiations or contacts with any Persons that may be ongoing with respect to an Acquisition Proposal (as defined below). With respect to any Person or Persons with whom the Company or any of its subsidiaries has been discussing any Acquisition Proposal prior to the date of the Merger Agreement, the Company and its subsidiaries shall, promptly following the execution of the Merger Agreement request each such Person who has previously entered into a confidentiality agreement with the Company or any of its subsidiaries regarding an Acquisition Proposal to return to the Company all confidential information previously furnished to such Person or Persons by or on behalf of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries shall, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any recapitalization, business combination or similar transaction with the Company or any of its subsidiaries (any communication with respect to the foregoing being an "Acquisition Proposal") or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek any of the foregoing; PROVIDED, HOWEVER, that, at any time prior to the purchase of Shares by Purchaser pursuant to the Offer, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written Acquisition Proposal which was not solicited or encouraged after the date of the Merger Agreement if the Board by majority vote determines in good faith (i) after consultation with and receipt of advice from its outside legal counsel, that failing to take such action may reasonably be determined to constitute a breach of the fiduciary duties of the Board under applicable law, (ii) that commitments (financing and other) of substantially the same sufficiency and firmness as those then obtained by Parent have been obtained with respect to such Acquisition Proposal that the Board reasonably expects a transaction pursuant to such Acquisition Proposal could be consummated and (iii) that such Acquisition Proposal is not subject to any regulatory approvals that could reasonably be expected to prevent consummation. In connection with the Acquisition Proposal of a party that satisfies the criteria set forth in the proviso to the preceding sentence, the Company will enter into a confidentiality agreement with such party, which confidentiality agreement shall have terms and conditions that will be no less favorable to the Company than the terms and provisions relating to confidentiality contained in that certain Letter Agreement dated April 25, 2000 by and between the Company and Parent.

    (b) From and after the execution of the Merger Agreement, the Company shall promptly give Parent written notice of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Proposal (including the material terms thereof and the indentity of the other party or parties involved) and furnish to Parent as soon as reasonably practicable and in any event no later than 48 hours after such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal. The Company shall promptly provide to Parent any non-public information regarding the Company provided to any other party, which information was not previously provided to Parent. In addition, the Company shall promptly advise Parent, in writing, if the Board shall make any determination as to any Acquisition Proposal as contemplated by the proviso to the first sentence of
Section 6.2 of the Merger Agreement. The Company agrees that it shall keep Parent informed, on a current basis, of the status of any Acquisition Proposal. Notwithstanding the foregoing, the Company shall be permitted to take such actions as may be required to comply with Rule 14e-2 of the Exchange Act. It is understood and agreed that any violation of Section 6.2 of the Merger Agreement by any officer, director, employee, agent or other representative of the Company, whether or not such Person is purporting to act on behalf of the Company, shall be deemed a breach of Section 6.2 of the Merger Agreement by the Company. As used in the Merger Agreement, "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

    (c) Except as set forth in Section 6.2 of the Merger Agreement, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board or such committee of the Offer, the Merger or the Merger Agreement; provided, however, that the Board may (A) in respect to any takeover or Acquisition Proposal, suspend such recommendation for a period of up to five days pending its analysis of such Acquisition Proposal, or (B) at any time prior to consummation of the Offer, modify or withdraw such recommendation if the Board determines in good faith, after consultation with and the advice of outside counsel, that it would be consistent with its fiduciary responsibilities to so modify or withdraw such recommendation; provided, further that, unless this Agreement shall have been terminated, any such suspension, modification or withdrawal shall not prevent Parent and Purchaser, in its or their discretion, from consummating the Offer and shall not affect any of the actions taken by the Company pursuant to the Merger Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith, after consultation with and the advice of outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's shareholders under applicable law, the Board may (subject to this and the following provisions of this paragraph
(c)) (w) withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement, (x) approve or recommend a Superior Proposal (as defined below), (y) cause the Company to enter into an Acquisition Agreement related to any Superior Proposal or (z) terminate the Merger Agreement, but in each case, only at a time that is after the second Business Day following Parent's receipt of written notice (or such earlier time as is necessary for the Board to comply with its fiduciary duties) (a "Notice of Superior Proposal"), which obligation shall be satisfied by delivery by facsimile transmission and by overnight delivery by Federal Express or other nationally recognized overnight carrier as well as by delivery of the notice required by Section 6.2(b) of the Merger Agreement advising Parent that the Board has received an Acquisition Proposal that may constitute a Superior Proposal, subject to the fiduciary duties of the Board, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. As used in the Merger Agreement, a "Superior Proposal" means any Acquisition Proposal determined by the Board in good faith, after consultation with and advice from outside counsel, to be a bona fide proposal and made by a third party for consideration consisting of cash, property and/or securities, for more than a substantial minority (on an as-converted basis or otherwise) of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company or its subsidiaries and otherwise on terms which the Board determines in its good faith judgment, after consultation with outside counsel to be more favorable to the Company's stockholders than the Offer and the Merger.

    (d) During the period from the date of the Merger Agreement until such time as Purchaser's designees shall constitute a majority of the Board, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Purchaser) ("Standstill Agreements"), unless the Board shall have determined in good faith, in reliance upon advice from its outside counsel, that failing to release any third party or to amend, modify or waive such provisions would not be consistent with the Board's fiduciary responsibilities under applicable law.

        ADDITIONAL AGREEMENTS; REASONABLE EFFORTS.

    (a) Prior to the consummation of the last to occur of any of the Offer and the Merger, upon the terms and subject to the conditions of the Merger Agreement, each of Parent and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) the preparation of any financing documents requested by Purchaser, (iii) the satisfaction of the other parties' conditions to the consummation of the Offer and the Merger and (iv) the cure of any breaches (whether material or immaterial) of such party's representations, warranties, covenants or agreements in the Merger Agreement of which such party receives notice. In addition, no party to the Merger Agreement shall take any action after the date of the Merger Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the consummation of the Offer and the Merger.

    (b) Prior to the consummation of the Offer, each party shall promptly consult with the other parties to the Merger Agreement with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with the Merger Agreement and the Transactions. Each party to the Merger Agreement shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers of Company Permits (as defined in the Merger Agreement) are required as a result of execution of the Merger Agreement or consummation of the Transactions, the Company shall use its best efforts to effect such transfers.

    (c) Notwithstanding the foregoing, nothing in the Merger Agreement shall be deemed to require Parent to (i) enter into any agreement with any Governmental Entity or to consent to any order, decree or judgment requiring Parent to hold separate or divest, or to restrict the dominion or control of Parent or any of its affiliates over, any of the assets, properties of businesses of Parent, its affiliates or the Company, in each case as in existence on the date hereof, or
(ii) defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of the Transactions.

        INDEMNIFICATION.

    (a) Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive such Effective Time and shall continue in full force and effect for four years after the Effective Time; provided that such indemnification shall be subject to any limitations imposed from time to time under applicable law. Notwithstanding anything in Section 6.10 of the Merger Agreement to the contrary, neither Parent nor Surviving Corporation shall have any obligation under Section 6.10 of the Merger Agreement with respect to or in connection with fraudulent or bad faith actions or omissions by any Indemnified Party.

    (b) Parent shall cause the Company or the Surviving Corporation, as the case may be, to maintain in effect for not less than four years after the Effective Time, the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the consummation of the Merger to the extent available, provided that in no event shall the Company or the Surviving Corporation, as the case may be, be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant thereto and further provided that if the Surviving Corporation is unable to obtain the insurance called for by Section 6.10(b) of the Merger Agreement, the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

    401(k) Plan. If requested by the Purchaser, the Company shall terminate its 401(k) Plan effective immediately prior to the Consummation of the Offer.

    FINANCIAL INFORMATION.

    The Company shall promptly prepare at the end of each month and promptly deliver to Parent upon completion the balance sheet, income statement and statement of cash flows prepared in accordance with GAAP of the Company and its subsidiaries for each month ended between the date of the Merger Agreement and the consummation of the Offer. The Company shall promptly prepare all reasonably requested financial statements required to be included in Parent's financing documents. The Company shall prepare in accordance with GAAP and deliver to Parent at least five days prior to the consummation of the Offer all financial statements reasonably requested by Parent in order for Parent to calculate the Closing Working Capital (as defined below) and to monitor the Company's EBITDA (as defined in the Merger Agreement).

    TERMINATION.

    The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

    (a) by mutual written consent of the Company and Parent; or

    (b) either by the Company or by Parent, if the Offer shall not have been consummated on or before August 18, 2000 (the "Cut-Off Date") unless such failure to consummate the Offer shall be due to a breach of the Merger Agreement by the party or parties seeking to terminate the Merger Agreement pursuant to Section 8.1(b) thereof; or

    (c) either by the Company or by Parent, if there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated thereby illegal or otherwise prohibited; a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated thereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or the waiting period under the HSR Act has not expired or been terminated prior to the Cut-Off Date; or

    (d) either by Parent or Purchaser if as a result of the failure of any of the Offer Conditions (other than the Financing Condition), the Offer shall have been terminated or expired in accordance with its terms without Purchaser having accepted for payment of any Shares pursuant to the Offer consistent with Purchaser's obligations under Section 1.1 of the Merger Agreement; provided, however, that the right to terminate the Merger Agreement pursuant to Section 8.1(d) of the Merger Agreement shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such Offer Condition; or

    (e) either by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer in the event Parent has failed to satisfy the Financing Condition on or prior to the Financing Condition Termination Date (as defined in the Merger Agreement) but only if Purchaser terminates the Merger Agreement as a result thereof within one business day after such date; or

    (f) by the Company in accordance with Section 6.2(c)(z) of the Merger Agreement; provided, however, that the Company has complied with all provisions thereof, including the notice provisions therein, and that the Company complies with the requirements of Section 8.3 of the

       Merger Agreement relating to the payment (including the timing of any payment) of the Termination Fee (as defined below); or

    (g) by the Company, if (i) any of the representations or warranties of Parent or Purchaser set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Purchaser shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Purchaser to be performed or complied with by it under the Merger Agreement; or

    (h) by the Company, prior to the commencement of the Offer if Purchaser for any reason shall have failed to commence the Offer in accordance with
       Section 1.1 within five business days after the date of the Merger Agreement; or

    (i) by the Company if the Parent shall have failed to satisfy the Financing Condition on or prior to the Cut-Off Date, other than (i) as a result of a Company Material Adverse Effect, (ii) as a result of the failure to satisfy the Minimum Condition or (iii) under or pursuant to clause (d) under "Other Terms and Conditions" in the Antares Commitment (as defined in the Merger Agreement), but only if the failure to satisfy the Financing Condition under such clause (d) resulted from additional due diligence relating to the Company and its subsidiaries and not the Parent or its affiliates.

    FEES AND EXPENSES.

    (a) Except as otherwise provided in the Merger Agreement, Parent, Purchaser and the Company shall each be responsible for their own fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement, whether the Offer or Merger is consummated.

    (b) The Company shall pay, or cause to be paid to Parent, in immediately available funds, $1,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

        (i) Upon demand, if Parent or Purchaser terminates the Merger Agreement under Section 8.1(d) in connection with, or as a result of, the failure to satisfy the Board Approval Condition; or

        (ii) Upon demand, if the Company terminates the Merger Agreement under
    Section 8.1(f) in accordance with Section 6.2(c)(z); or

       (iii) If Parent terminates the Merger Agreement under Section 8.1(d) in connection with, or as a result of, the failure to satisfy the Pay-Off Letter Condition, the Representation and Warranty Condition, the Covenant Condition, the Indebtedness Condition or the Working Capital Condition (collectively, the "Termination Fee Offer Conditions") and prior to such termination or within six (6) months thereafter, an Acquisition Proposal shall have been made and accepted by the Company with respect to a Superior Proposal or a Superior Proposal is consummated, then the Company shall pay to Parent the Termination Fee (net of any Parent Expense Reimbursement previously paid to Parent under Section 8.3(c)) upon consummation of such Superior Proposal; provided, however, for purposes of Section 8.3 of the Merger Agreement, if a dispute exists between the Company and Parent concerning whether such transaction constitutes a Superior Proposal, an independent investment banking firm mutually acceptable to the Company and Parent shall determine whether the proposal is more favorable to the Company's stockholders than the Offer and the Merger.

    (c) If Parent terminates the Merger Agreement under Section 8.1(d) in connection with, or as a result of, (A) the failure to satisfy the Termination Fee Offer Conditions or (B) the occurrence of a Company Material Adverse Effect, then and in any of such events, the Company shall pay, or cause to be paid, to Parent, on demand, in immediately available funds, an amount equal to the actual out-of-pocket expenses actually incurred by Parent and Purchaser in connection with the Transactions, exclusive of any commitment or similar fees incurred by Parent with respect to financing the Offer (the "Purchaser Expense Reimbursement"). Notwithstanding the foregoing, Parent and Purchaser shall not be required to terminate the Merger Agreement or accept the Purchaser Expense Reimbursement if any of the foregoing

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
conditions exist as a result of the following with respect to the Company:
(i) an intentional or willful breach of a representation or warranty,
(ii) intentional or willful failure to perform a covenant or (iii) fraud.

    (d) If (i) the Company terminates the Merger Agreement under Section 8.1(i) thereof or (ii) the Parent terminates the Merger Agreement under Section 8.1(e) thereof because of a failure to satisfy the Financing Condition for any reason other than (A) as a result of a Company Material Adverse Effect or (B) as a result of the failure to satisfy the Minimum Condition, the Parent shall pay, or cause to be paid, to the Company, on demand, in immediately available funds, an amount equal to the sum of (x) $1,000,000, plus (y) the actual out-of-pocket expenses actually incurred by the Company in connection with the transactions contemplated thereby. If the Parent terminates the Merger Agreement under
Section 8.1(e) thereof because of a failure to satisfy the Financing Condition solely as a result of the failure to satisfy clause (d) under "Other Terms and Conditions" in the Antares Commitment due to additional due diligence relating to the Company and its subsidiaries, the Parent shall only be required to pay to the Company the expenses referred to in clause (y) above and shall not be required to pay to the Company the amount referred to in clause (x) above. The parties to the Merger Agreement have agreed that the amounts payable under
Section 8.3(d) shall constitute liquidated damages for any and all costs, expenses and damages incurred by the Company or its subsidiaries (including, but not limited to, legal and accounting fees and disbursements) under or in connection with the Merger Agreement, the transactions contemplated thereby, the termination thereof, the Parent's breach of the Merger Agreement or the Parent's failure to satisfy the Financing Condition.

    CONSULTING AND NONCOMPETITION AGREEMENT

    On July 14, 2000, Purchaser, Serengeti and Stephen Nevitt (the President and a director of Serengeti) entered into a Consulting and Noncompetition Agreement for a term of 3 years commencing on the date of the consummation of the Offer (the "Term"). Pursuant to the Consulting and Noncompetition Agreement,
Mr. Nevitt will be engaged by Serengeti as a consultant and advisor with respect to matters relating to the business of Serengeti. The consideration payable to Mr. Nevitt pursuant to the Consulting and Noncompetition Agreement consists of:

    - $900,000 payable in 12 equal quarterly installments of $75,000;

    - the transfer to Mr. Nevitt by Serengeti of title to the automobile currently used by Mr. Nevitt, free and clear of all debt, liens and other encumbrances; and

    - the provision by Serengeti of family health benefits consistent with those provided to senior executives of the Parent.

    Mr. Nevitt has also agreed that, during the Term, he will not, directly or indirectly, be engaged or have a financial interest in (other than 5% or less of the voting securities of any publicly traded entity), or provide any services to, any person or other entity engaged or interested in the manufacture, sale or distribution of sunglasses or related products which is carried on within or from, or directed at, or whose products or services are sold or distributed within, from or into any place in North America.

    TENDER AND VOTING AGREEMENTS

    In order to induce Parent and Purchaser to enter into the Merger Agreement, on July 13, 2000, certain principal shareholders of the Company (the "Principal Shareholders"), who, in the aggregate, own 1,210,000 Shares, entered into the Tender and Voting Agreements with Parent and Purchaser. Pursuant to the Tender and Voting Agreements, each Principal Shareholder agreed, among other things,
(a) to tender, in accordance with the terms of the Offer, all of the Shares owned by such Principal Shareholder, (b) to vote all of the Shares owned by such Principal Shareholder in favor of the Merger and (c) not to exercise any options or other rights to acquire any Shares prior to the effective date of the Merger.

    STANDSTILL AGREEMENTS

    In connection with the execution of the Merger Agreement, each of Jerry Werbner, Jeffrey Rubin, David Newman and Tom Orr, certain stockholders of the Company who in the aggregate own options and warrants to purchase 105,000 Shares ("Certain Stockholders"), delivered to Purchaser, standstill agreements, each dated as of July 13, 2000, pursuant to which the Certain Stockholders agreed, among other things and upon the terms and conditions set forth therein, not to exercise any options, warrants or other rights to acquire any Shares prior to the Effective Time.

    PREFERRED STOCK AND ESCROW AGREEMENT

    In January 1998, RBB Bank Aktiengesellschaft filed a complaint against the Company and numerous other parties in the United States District Court, Southern District of New York in connection with the purchase by RBB of 22,500 shares of the Company's convertible preferred stock for an aggregate purchase price of $22,500,000 (the "Preferred Stock Litigation"). On July 14, 2000, Parent, Purchaser and RBB entered into a Preferred Stock and Escrow Agreement providing for the purchase by Purchaser of all shares of such convertible preferred stock for $22,500,000 plus a payment to RBB of $250,000 as partial reimbursement of legal fees in connection with the Preferred Stock Litigation. Pursuant to the Preferred Stock and Escrow Agreement, Purchaser has agreed to deposit with an escrow agent, within two business days after the consummation of the Offer, an aggregate amount equal to $21,750,000 in cash and a note in the amount of $1,000,000. The escrow deposit will be released to RBB upon delivery by RBB to the escrow agent of the preferred stock certificates and evidence that the Preferred Stock Litigation has been dismissed with prejudice.

12.  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. Through the Offer, Purchaser intends to acquire control of, and a majority equity interest in, the Company. Following the completion of the Offer, Purchaser intends to acquire any outstanding Shares not owned by Purchaser by consummating the Merger.

    Under the NYBCL, if the Purchaser is merged into the Company, the approval of the Board and, unless the Merger is consummated pursuant to Section 905 of the NYBCL described below, the affirmative vote of 66 2/3% of the holders of outstanding Shares, are required to adopt the Merger Agreement. The Board has approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and, unless the Merger is consummated pursuant to the short form merger provisions of the NYBCL described below, the only remaining required corporate action necessary to consummate the Merger of the Purchaser into the Company would be the adoption of the Merger Agreement by the affirmative vote of the holders of 66 2/3% of the then outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement by the requisite vote of stockholders of the Company without the affirmative vote of any other stockholder.

    Under Section 905 of the NYBCL relating to the merger of a subsidiary into its parent, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to effect the merger of the Purchaser into the Company without a vote of the Company's stockholders. If Purchaser is unable to satisfy the requirements for such a merger without a shareholder vote, a longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the NYBCL.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the executive officers of the Purchaser will be the initial executive officers of the Surviving Corporation.

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
    Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, including steps to integrate the operations of the Surviving Corporation and the operations of Parent. In parallel, Parent plans to give consideration to any potential avenues that may be open for further strengthening the Company's marketing and financial position, including through possible alliances, or partnership or joint venture arrangements with third parties.

    Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Board or management, (iv) any material change in the Company's capitalization or (v) any other material change in the Company's corporate structure or business.

    Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination. In such event, following the consummation of the Merger, there will be no publicly traded Shares outstanding. See Section 13.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have the right under the NYBCL Section 910 to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable) required to be paid in cash to such dissenting stockholders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a New York court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset value and earning capacity. Therefore, the value so determined in any appraisal proceeding could be higher or lower than the Offer Price.

13.  CERTAIN EFFECTS OF THE OFFER.

    EFFECT ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    STOCK QUOTATIONS. The Shares are currently listed and traded on the OTCBB, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the OTCBB. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued listing on the OTCBB, the market for the Shares could be adversely affected. In the event the Shares are no longer eligible for listing on the OTCBB, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for OTCBB listing. Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination.

    MARGIN SECURITIES. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

14.  DIVIDENDS AND DISTRIBUTIONS.

    As discussed in Section 11, pursuant to the Merger Agreement, without the prior approval of Parent or as otherwise contemplated in the Merger Agreement, the Company has agreed not to (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock or any option, warrant, convertible or exchangeable securities or other right, directly or indirectly, to acquire shares of Common Stock, or propose to do any of the foregoing, except for the acceleration or termination of stock options pursuant to the terms of the Company stock option plans and the exercise of such stock options or the termination of any other arrangement providing for the issuance of shares thereunder.

15.  CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other term of the Offer, but subject, in all cases to Parent's and Purchaser's obligations set forth under the Merger Agreement, including, without limitation, under Section 1.1 of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the 1934 Act (relating to Purchaser's obligation to promptly pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute ninety percent (90%) of the aggregate Shares that are outstanding as of the consummation of the Offer (the

"Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the Offer shall have expired or been terminated prior to the expiration of the Offer, (iii) the Financing Condition shall have been satisfied and (iv) the Company shall have delivered pay-off letters, in form attached to the Merger Agreement, from (x) SunTrust Bank, Central Florida, N.A., and Bank Austria Creditanstalt Corporate Finance, Inc. and (y) CIT Group/Business Credit, Inc., with respect to the Company's Indebtedness (the "Pay-Off Letter Condition"). Furthermore, notwithstanding any other term of the Offer, but subject, in all cases, to Parent's and the Purchaser's obligations set forth in the Merger Agreement, including, without limitation, under Section 1.1 of the Merger Agreement, Purchaser shall not be required to accept for payment or, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer at any time if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

    (a) there shall be instituted or pending by any Governmental Entity (as defined in the Merger Agreement), any suit, action, Proceeding, application or counterclaim which would reasonably be expected to (i) restrain or prohibit the acquisition by Parent or Purchaser of the Shares pursuant to the Offer, the consummation of the Offer or the Merger, or require the Company, Parent or Purchaser to pay any damages that are material in relation to the Company and its subsidiaries, or Parent and its subsidiaries, taken as a whole,
(ii) prohibit or limit in any material respect the ownership or operation of any business or assets of the Company or its subsidiaries or Parent or its subsidiaries, as they are presently being operated, or compel the Company or Parent to dispose of or hold separate any material business or assets of the Company and its subsidiaries or Parent and its subsidiaries, as a result of the Offer or the Merger, (iii) impose material limitations on the ability of Parent or Purchaser to acquire or hold, to exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, (iv) prohibit Parent or any of its subsidiaries from effectively controlling any material business or operations of the Company or its subsidiaries, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect (as defined in the Merger Agreement).

    (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity, any statute, rule, regulation, judgment, order of injunction, other than the application to the Offer or the Merger of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, that would reasonably be expected to result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above (other than any state law, statute, rule or regulation whose applicability can be avoided by not extending the Offer to residents of such state provided that in the aggregate not more than 5% of the outstanding Shares as of the consummation of the Offer shall be owned of record by residents of all such states);

    (c) (i) the Board or any committee thereof shall have suspended and be continuing to have suspended ((a) for a period in excess of five consecutive days or (b) on or as of the date of the expiration of the Offer as such date may be extended pursuant to Section 1.1 of the Merger Agreement), withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal, or shall have resolved to take any of the foregoing actions or (ii) the Company enters into an agreement regarding an Acquisition Proposal (as defined herein) (collectively, the "Board Approval Condition");

    (d) there shall have occurred and be continuing a breach of one or more of the representations and warranties of the Company set forth in the Merger Agreement which for purposes of this paragraph (d) shall be read without giving any effect to any Company Material Adverse Effect or other materiality qualifiers contained in any such representation and warranty and which, either individually or in the aggregate, have resulted or could reasonably be expected to result in a Company Material Adverse Effect, or the Company shall have failed to execute and deliver to Parent and Purchaser at the consummation of the Offer a certificate, dated the date of consummation of the Offer, executed by an appropriate officer of the Company that no such breach has occurred (the "Representation and Warranty Condition");

    (e) the Company shall have and be continuing to have failed to perform or to comply with (i) Section 6.2 of the Merger Agreement in any respect in connection with the non-solicitation agreements and covenants contained in Section 6.2 and in any material respect in connection with any of the other agreements and covenants contained in Section 6.2 or (ii) one or more material obligations, covenants or agreements set forth in the Merger Agreement to be performed or complied with by it under the Merger Agreement in any material respect, or the Company shall have failed to execute and deliver to Parent and Purchaser at the consummation of the Offer a certificate, dated the date of consummation of the Offer, executed by an appropriate officer of the Company that no such failure has occurred (the "Covenant Condition");

    (f) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process), (ii) a declaration of a banking moratorium or any general suspension of payments in respect of or operations by banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on, or other similar event that materially adversely affects, the extension of credit in the United States by banks or other lending institutions, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which materially adversely affects the extension of credit in the United States by banks or other lending institutions.

    (g) there shall have occurred and be continuing a Company Material Adverse Effect.

    (h) the aggregate outstanding Indebtedness (as defined in the Merger Agreement) of the Company and its subsidiaries under Section 6.7 of the Merger Agreement shall exceed $11,000,000 (the "Indebtedness Condition");

    (i) the Closing Working Capital (as defined below) of the Company and its subsidiaries shall not equal or exceed $10,000,000 (the "Working Capital Condition"), and the Company shall have either executed and delivered to Parent and Purchaser a certificate, dated the date of consummation of the Offer, executed by the Company's Secretary to such effect and accompanied by the appropriate supporting information and data or the Company shall have failed to execute and deliver to Parent and Purchaser such certificate or supporting materials. As used in the Merger Agreement, "Closing Working Capital" shall mean an amount equal to the current assets (excluding capitalized debt issuance costs) of the Company and its subsidiaries as of the date of consummation of the Offer, minus the current liabilities (excluding up to $202,500 in the aggregate in bonuses payable to the executives listed on Section 4.9 of the Schedule to the Merger Agreement, accrued dividends on the Company's preferred stock, bank notes payable, any current portion of long-term debt, any bank overdrafts and any other amounts borrowed under any of the Company's credit facilities) of the Company and its subsidiaries as of such date, in each case as calculated in accordance with past practice and applied on a basis consistent with the December 1999 Balance Sheet (as defined in the Merger Agreement); or

    (j) the aggregate Transaction Fees (as defined below) shall exceed $150,000 (the "Transaction Fee Condition"). As used in the Merger Agreement, "Transaction Fees" shall mean all fees and expenses paid or incurred by the Company or any of its subsidiaries from and after July 1, 2000 through the date of consummation of the Offer as a result of or in connection with the Offer (including legal, accounting and investment banking fees and expenses) and excluding amounts payable to the Company's lenders and printing costs and expenses;

provided that, with respect to paragraphs (a), (b), (d) and (e) above, Parent shall give the Company advance written notice of any intention by Parent to assert the nonsatisfaction of any of the conditions set forth in such paragraphs
(a), (b), (d) and (e), which notice shall describe in reasonable detail the basis for the belief that any such condition has not been satisfied; and, provided further that if any breach or failure to perform contemplated by any of such paragraphs
(d) and (e) is reasonably capable of being cured through the exercise by the Company of its reasonable best efforts and for so long as the Company continues to use such reasonable best efforts to cure such breach or failure to perform, the Purchaser shall not terminate the Offer under such paragraph (d) or (e) until the 10th day after such notice has been delivered to the Company, provided that nothing in the foregoing clause shall require the Parent to extend the Offer beyond August 18, 2000 or otherwise or limit any rights of the Parent to terminate the Merger Agreement in accordance with its terms.

    If the Merger Agreement is terminated by Parent or Purchaser or by the Company in accordance with its terms, Purchaser shall, and Parent shall cause Purchaser to, terminate promptly the Offer.

    The foregoing conditions are for the benefit of Parent and Purchaser and may, subject to the terms and conditions of the Merger Agreement, be waived by Parent and Purchaser and Acquisition Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the fact that Purchaser reserves the right to assert the occurrence or non-occurrence of an Offer Condition following acceptance for payment but prior to payment in order to delay or cancel its obligation to pay for properly tendered Shares, Purchaser shall either promptly pay for such Shares or promptly return such Shares.

16.  CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 16, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "--State Takeover Laws." While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of New York. In general, Section 912 of the New York Law ("Section 912") prevents an "interested shareholder" (including a person who owns or has the right to acquire 20% or more of the outstanding voting shares of a corporation) from engaging in a "business combination" (defined to include mergers and certain other actions with a New York corporation) for a period of five years following the date such person became an interested shareholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The Company's Board of Directors has approved the Offer and the Merger. Accordingly, Section 912 is inapplicable to the Offer and the Merger.

    The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

    Neither Parent nor Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Parent nor Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

    ANTITRUST IN THE UNITED STATES. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

    Pursuant to the requirements of the HSR Act, Purchaser filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on July 20, 2000. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

    A request has been made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See Section 15. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 3. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 1.

    The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the Offer, including conditions with respect to certain governmental actions and Section 11 for certain termination rights.

    OTHER FILINGS. There is a possibility that filings may have to be made with other foreign governments under their merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

17.  FEES AND EXPENSES.

    Parent and Purchaser have retained Morrow & Co., Inc. to be the Information Agent and First Chicago Trust Company of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

    The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

    None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.  MISCELLANEOUS.

    The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange

Act (the "Exchange Act Rules"), furnishing certain additional information with respect to the Offer. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act Rules setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in
Section 7 (except that they will not be available at the regional offices of the SEC).

Sunshine Acquisition, Inc.
July 20, 2000

                                                                      SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

    DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER. The following tables set forth the name, business address, present principal occupation and material positions held within the past five years of each director and executive officer of Parent and Purchaser. Each person listed below is a citizen of the United States of America.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------              --------------------------------------------------
Richard R. Kracum ...........................  Chairman of the Board of Directors of Parent since
  Wind Point Partners                          August 1999 and President and Secretary of Purchaser
  676 N. Michigan Avenue, Suite 3300           since June 2000. Managing Director of Wind Point
  Chicago, IL 60611                            Partners, a private equity fund headquartered in
                                               Chicago, Illinois ("Wind Point") since 1986. A
                                               founder of Wind Point Partners III, L.P., a $215
                                               million private equity fund in 1997 and a founder of
                                               Wind Point Partners IV, L.P., a $400 million private
                                               equity fund in 2000.

B. Joseph Messner ...........................  President and Chief Executive Officer of Parent since
  Worldwide Sports & Recreation                August 1999 and Vice President of Purchaser since
  9200 Cody                                    June 2000. From 1996 to 1997, Mr. Messner was the CEO
  Overland Park, KS 66214                      of First Alert, a publicly held manufacturer of smoke
                                               alarms. Prior to this position, Mr. Messner was
                                               President of Bushnell, a division of Bausch & Lomb
                                               from 1989 to 1995.

Dan DalleMolle ..............................  Director of Parent since November 1999. Group
  Newell Rubbermaid                            President, Hardware & Tools Division of Newell
  One Millington Road                          Rubbermaid since January 2000. Prior to joining
  Beloit, WI 53511                             Newell Rubbermaid, Mr. DalleMolle served as President
                                               and Chief Operating Officer of Intermatic, Inc., and
                                               served as President of both LeeRowan Company and
                                               Anchor Hocking Specialty Glass, each a division of
                                               Newell. Mr. DalleMolle is currently on the Board of
                                               Directors of Juno Lighting.

Jack Hoeft ..................................  Director of Parent since November 1999. President and
  MedHelp.com                                  Chief Executive Officer of MedHelp.com since January
  275 7(th) Avenue                             2000. Prior to MedHelp, Mr. Hoeft served as Chairman
  Suite 2300                                   and Chief Executive Officer of Bantam Doubleday Dell
  New York, NY 10001                           Publishing Group, and held various senior positions
                                               at Bantam Books, Harlequin Enterprises and PepsiCo.
                                               Mr. Hoeft is currently on the Supervisory Board of
                                               Random House, on the Board of Directors of IDG Books
                                               and a Trustee of The University of Dayton.

Norman Singer ...............................  Director of Parent since August 1999 and of Purchaser
  460 S. Marion Street                         since June 2000. Mr. Singer served as Chairman of the
  #1504C                                       Board of Directors of Parent from 1997 to 1999. He is
  Denver, CO 80209                             also a licensed attorney and in his capacity as a
                                               Director also represents the remaining minority
                                               interests of a predecessor of Parent.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------              --------------------------------------------------
Salam Chaudhary .............................  Assistant Secretary of Parent and Vice President and
  Worldwide Sports and Recreation, Inc.        Assistant Secretary of Purchaser since June 2000. Mr.
  c/o Wind Point Partners                      Chaudhary joined Wind Point as an Associate in 1997
  One Towne Square, Suite 780                  and is currently a Vice-President. Prior to working
  Southfield, MI 48076                         at Wind Point Partners, he was an analyst at First of
                                               Michigan Corporation, an investment bank, from 1996
                                               to 1997 and the head analyst at Health Care REIT, a
                                               publicly traded real estate investment trust, from
                                               1995 to 1996.

John E. Bentley .............................  Vice President of Purchaser since June 2000.
  Wind Point Partners                          Mr. Bentley joined Wind Point as an Associate in
  676 N. Michigan Avenue, Suite 3300           1999. Prior to working at Wind Point Partners, he was
  Chicago, IL 60611                            an analyst at Lehman Brothers, an investment bank,
                                               from 1997 to 1999.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

          BY HAND:                       BY MAIL:                BY OVERNIGHT DELIVERY:
 First Chicago Trust Company    First Chicago Trust Company    First Chicago Trust Company
         of New York                    of New York                    of New York
Attention: Corporate Actions   Attention: Corporate Actions    Attention Corporate Actions
 c/o Securities Transfer and          P.O. Box 842010              40 Campanelli Drive
   Reporting Services Inc.         Boston, MA 02284-2010           Braintree, MA 02184
 100 William Street-Galleria                                         Attn: Serengeti
     New York, NY 10038

                                       BY FACSIMILE:
                                (FOR ELIGIBLE INSTITUTIONS
                                           ONLY)
                                      (781) 575-4826
                                            or
                                      (781) 575-4827

                               CONFIRM RECEIPT OF FACSIMILE
                                            BY
                                      TELEPHONE ONLY:
                                      (781) 575-4816

                                     FOR INFORMATION:
                                 Banks and Brokerage Firms
                                      (800) 662-5200
                                       Shareholders
                                      (800) 566-9061

                            ------------------------

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200

                    SHAREHOLDERS PLEASE CALL: (800) 566-9061